Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-249645, 333-255201, and 333-268035) on Form S-3 and (Nos. 333-233808, 333-237058, 333-254737, and 333-263611) on Form S-8 of our report dated March 28, 2023, with respect to the financial statements of Satsuma Pharmaceuticals, Inc.

/s/ KPMG LLP

San Diego, California

March 28, 2023